UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2021 (August 31, 2021)

PLAYTIKA HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39896	81-3634591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Playtika Ltd.
HaChoshlim St 8
Herzliya Pituarch, Israel 4672408
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 972-73-316-3251

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class So Registered	Trading Symbol	Name of Each Exchange on which Registered
Common stock, par value $0.01 per share	PLTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into a Material Definitive SPA.

On August 31, 2021, Playtika Holding Corp. (“Playtika”) announced that Playtika UK – House of Fun Limited (“Buyer”), a wholly owned subsidiary of Playtika, entered into a Share Sale and Purchase Agreement (the “SPA”) with the shareholders and option holders (collectively, the “Sellers”) of Reworks Oy, a limited liability company incorporated under the laws of Finland (“Reworks”), pursuant to which Buyer (i) acquired 80% of all issued and registered shares and issued and granted options of Reworks (the “Share Capital”) in exchange for cash consideration of $400 million, subject to customary adjustments for the amount of net working capital and net indebtedness of Reworks at the closing date (“Closing Payment”) and (ii) will acquire the remaining 20% of the Share Capital for additional cash consideration in an amount to be determined based on certain performance metrics (“Earnout Payment”) during calendar year 2022 (the “Subsequent Closing”), as set forth in the SPA. Following the Subsequent Closing, Reworks will be an indirect, wholly-owned subsidiary of Playtika.

The Earnout Payment will be calculated based on the amount of Company EBITDA (as defined in the SPA) in calendar year 2022 in excess of $10.3 million multiplied by 6.0, not to exceed $200 million, as further described in the SPA. In the event Company EBITDA is $10.3 million or less, the Earnout Payment will be $1.

The SPA provides investors with information regarding its terms. The SPA is not intended to provide any factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the SPA were made only for purposes of such SPA and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including, to the extent agreed by the parties, being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the SPA and (ii) contained in the disclosure letter to the SPA. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the SPA based on the relative knowledge of the parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the SPA, which subsequent information may or may not be fully reflected in Playtika’s public disclosures. The SPA is governed by the laws of Finland.

Pursuant to the SPA, the Sellers have agreed to indemnify Buyer for losses related to specified matters, including, among other things, breaches or inaccuracies of warranties of the Sellers contained in the SPA, specified tax matters, breaches of covenants and for other customary matters.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SPA. The SPA is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 7.01 — Regulation FD Disclosure.

On August 31, 2021, Playtika issued a press release announcing the acquisition of Reworks. A copy of such press release is furnished with this report as Exhibit 99.1 and incorporated herein by reference.

The information in Item 7.01 of this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically incorporated by reference into any such filing. This report will not be deemed an admission as to the materiality of any information in this report that is disclosed in accordance with Regulation FD.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Share Sale and Purchase SPA, dated as of August 31, 2021, by and between the persons and entities listed in Schedule A as Sellers and Playtika UK – House of Fun Limited as Buyer*

99.1	Press Release dated August 31, 2021

104	Cover page interactive data file (embedded within the Inline XBRL document)

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYTIKA HOLDING CORP.
Registrant

Date: September 1, 2021	By:	/s/ Craig Abrahams
Craig Abrahams
President and Chief Financial Officer